                                                                     Exhibit 2.1










                            STOCK PURCHASE AGREEMENT


                                      among

                         RTI INTERNATIONAL METALS, INC.

                            NEW CENTURY METALS, INC.,

                              RICHARD R. BURKHART,

                                       and

                                 JOSEPH H. RICE



                           Dated as of October 1, 1998

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         Stock Purchase Agreement dated as of October 1, 1998 (the "Agreement"), by and among New Century Metals, Inc., an Ohio corporation (the "Company"), Richard R. Burkhart ("Burkhart"), Joseph H. Rice ("Rice" and, together with Burkhart, the "Shareholders," and Burkhart and Rice each a "Shareholder") and RTI International Metals, Inc., an Ohio corporation ("RTI").


                              W I T N E S S E T H:
                              --------------------

         WHEREAS, RTI desires to purchase from the Shareholders, and the Shareholders desire to sell to RTI, all of the issued and outstanding capital stock of the Company, in exchange for consideration which includes cash and common stock of RTI, as expressly provided in this Agreement;

         WHEREAS, the Shareholders collectively own 200 shares of the Common Stock (without par value) of the Company (each such share, a "Share" and collectively, the "Shares"), representing all of the issued and outstanding capital stock of the Company, and desire to enter into this Agreement and consummate the transactions contemplated hereby;

         WHEREAS, simultaneously with the Closing, Burkhart intends to enter into an Employment Agreement with the Company (the "Employment Agreement" and, collectively with all other agreements which are entered into by the parties hereto pursuant to this Agreement or in connection with any of the transactions contemplated hereby, the "Related Agreements"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:



                                       1.
                      PURCHASE OF SHARES: MANNER OF PAYMENT

         1.1 Purchase Price of Shares. On the terms and subject to the conditions of this Agreement, the Shareholders shall convey, assign and transfer to RTI at the Closing all of the Shares, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demand whatsoever. RTI shall purchase all of the Shares for a purchase price (the "Purchase Price") of Thirty-Five Million Dollars ($35,000,000), subject to adjustment by the amount by which the Consolidated Working Capital (as hereinafter defined) as of June 30, 1998 is different from the Consolidated Working Capital as of the Closing Date. For purposes of this Agreement, the term



                                       2.
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"Consolidated Working Capital" means, at June 30, 1998 and at the Closing Date, the current assets of the Company and its Subsidiaries at such time minus the current liabilities of the Company and its Subsidiaries at such time, determined, in each case, on a consistent accounting basis where the line of credit to the Company from Fifth Third Bank is included in current liabilities.

         1.2 Manner of Payment. The Purchase Price will be paid at the Closing, and shall be subject to post-Closing adjustment, as follows:

                  (a) Sixteen Million Dollars ($16,000,000) to Rice on the Closing Date (the "Cash Portion of the Purchase Price");

                  (b) A cognovit promissory note in the principal amount of Sixteen Million Dollars ($16,000,000) in the form attached hereto as Exhibit A (the "Purchase Price Note") to Burkhart on the Closing Date, which Purchase Price Note shall be due and payable in full on January 4, 1999; and

                  (c) RTI will issue to the Shareholders (one half to each) such whole number of shares of RTI Common Stock (as defined below) calculated by dividing Three Million Dollars ($3,000,000) by the average closing price of RMI Titanium Company Common Stock on the New York Stock Exchange, Inc. ("NYSE") for the first ten (10) trading days of the fourteen (14) trading days immediately preceding the Closing Date, said shares to be issued in accordance with RTI's customary stock transfer arrangements.

                  (d) Final adjustments to the Cash Portion of the Purchase Price and the Purchase Price Note shall be determined, and any payments resulting therefrom shall be paid, as follows:

                           (i) Not later than thirty (30) days after the Closing
Date, RTI shall prepare and deliver to the Shareholders the Closing Date Balance Sheet (as hereinafter defined), setting forth inter alia the Consolidated Working Capital as of the Closing Date. For purposes of this Agreement, the term "Closing Date Balance Sheet" means the consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date prepared on a basis consistent with the manner in which the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1998 was prepared.

                           (ii) Promptly following receipt of the Closing Date
Balance Sheet the Shareholders shall review the same as promptly as practicable. The Shareholders may deliver to RTI a certificate setting forth specific details of its objections thereto, such certificate to be furnished not later than thirty (30) days after receipt by the Shareholders of the Closing Date Balance Sheet. If the Shareholders do not so object within such 30-day period, appropriate adjusting payments shall be made by the Shareholders or RTI, as the case may be (including the making of a replacement Purchase Price Note) as provided in subsection (v) below. If the Shareholders do object within such 30-day period, the Shareholders and RTI shall endeavor to resolve by written agreement any differences and, if the Shareholders and RTI so resolve such differences, appropriate adjusting


                                       3.
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payments shall be made by the Shareholders or RTI, as the case may be (including the making of a replacement Purchase Price Note) as provided in subsection (v) below.

                           (iii) If any objections communicated by the
Shareholders in accordance with Section 2.2(d)(ii) above are not resolved within the 10-day period next following the 30-day period referred to in Section 2.2(d)(ii) above, then RTI shall engage Price Waterhouse Coopers (the "Accounting Firm"), at RTI's expense, and shall direct the Accounting Firm to conduct, as promptly as practicable, but in any event not later than 45 days after such direction, such review of the Closing Date Balance Sheet as the Accounting Firm believes to be necessary to determine appropriate adjusting payments to the Purchase Price, and the determination made by the Accounting Firm shall be final and binding on the parties.

                           (iv) The parties hereto shall make available to each
other and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of them may reasonably request to evaluate the Closing Date Balance Sheet.

                           (v) Within five (5) days after final determination of
the Consolidated Working Capital as of the Closing Date adjusting payments to the Purchase Price (in any event not to exceed $400,000), together with interest from the Closing Date to the date of payment at the per annum rate equal to the three (3) month LIBOR rate quoted in the Wall Street Journal on the Closing Date plus one-half percent (.5%), shall be paid to (1) the Shareholders if the Consolidated Working Capital as of the Closing Date is greater than the Consolidated Working Capital as of June 30, 1998 or (2) RTI if the Consolidated Working Capital as of the Closing Date is less than the Consolidated Working Capital as of June 30, 1998. As necessary a replacement Purchase Price Note shall be made and delivered by the parties.

         1.3 Time and Place of Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m., Cleveland time, on October 1, 1998, unless another date or time is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

         1.4 Delivery of Certificates.

                  (a) Delivery Procedures. At the Closing, the Shareholders shall surrender to RTI all certificates which evidence the Shares (the "Certificates"). Upon surrender of the Certificates to RTI, duly endorsed to RTI (or accompanied by duly executed stock powers), and upon satisfaction of the mutual conditions of the parties herein as well as satisfaction of the conditions to the obligation of RTI to perform hereunder, the Shareholders shall be entitled to receive, and RTI shall deliver, in exchange therefor: (i) the Cash Portion of the Purchase Price to Rice, (ii) the Purchase Price Note to Burkhart and (iii) certificates evidencing the shares of RTI Common Stock to be delivered pursuant to Section 1.2(b) above. The certificates evidencing the shares of RTI Common Stock to be delivered pursuant to this Agreement shall be issued in such denominations and in such names as the Shareholders shall each direct in writing. All cash amounts payable at the Closing shall


                                       4.

be delivered by wire transfer of immediately available funds to accounts, and in amounts, as designated by each Shareholder. Share certificates shall be delivered in accordance with RTI's customary stock transfer practice.

         1.5 Registration of RTI Common Stock.

                  (a) Registration Provisions in General. RTI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of RTI Common Stock to satisfy RTI's obligations to deliver such shares to the Shareholders under this Agreement. Upon the terms and subject to the conditions of this Section 1.5, (x) RTI shall prepare and use its reasonable best efforts to cause to be filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (or any successor form or, in RTI 's sole discretion, on any other appropriate form under the Securities Act as may then be available to RTI ) (such registration statement, the "Registration Statement") relating to the resale of shares of RTI Common Stock to be received by the Shareholders at the Closing (such shares, the "Registrable Shares"; provided that the term "Registrable Shares" shall not include any shares when such shares shall have ceased to be outstanding, and (y) RTI shall, subject to the terms and conditions of this Agreement, use its reasonable best efforts to
(i) cause such Registration Statement to be declared effective by the 180th day following the Closing Date and to (ii) maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for the duration of the Registration Period (as defined below). RTI will pay all registration and filing fees, all fees and disbursements of counsel and accountants retained by RTI and all other expenses incurred by RTI in connection with RTI's performance of or compliance with this
Section 1.5 (excluding underwriting discounts and commissions, transfer taxes and excluding the cost of any separate legal counsel or other advisors retained by the Shareholders). The term "Registration Period" shall mean the period which shall run from the date on which the Registration Statement has been declared effective by the SEC and shall expire on the date that is two (2) years after the Closing Date.

                  (b) Registration Procedure. Upon the terms and subject to the conditions of this Section 1.5, RTI shall, in effecting any registration of the Registrable Shares pursuant to this Section 1.5:

                           (i) Prior to the initial filing of the Registration
Statement with the SEC, furnish to one counsel selected by the Shareholders copies of all such documents proposed to be filed, and such counsel shall be given the opportunity to communicate any comments they may have on such documents;

                           (ii) Prepare and file with the SEC such amendments
and supplements to such Registration Statement and the prospectus used in connection with such registration statement as may be necessary to keep such Registration Statement effective for the Registration Period;

                           (iii) Furnish to the Shareholders copies of the
registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus


                                       5.

included in such registration statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of the Registrable Shares owned by them;

                           (iv) Register or qualify the Registrable Shares under
the blue sky laws of the States of Ohio, Nevada and Texas;

                           (v) Cause the Registrable Shares to be authorized for
listing on the NYSE, subject to official notice of issuance, concurrently with, or immediately following, the commencement of the Registration Period; and

                           (vi) Notify the Shareholders of any stop order issued
or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                  (c) Certain Additional Covenants of RTI and the Shareholders. The Shareholders agree that, upon receipt of any notice from RTI of the happening of any event of the kind described in Section 1.5(b)(vi), the Shareholders will forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until the Shareholders' receipt of the copies of the supplemented or amended prospectus contemplated by such Section 1.5(b)(vi).

         (d) Indemnification.

                           (i) Indemnification by RTI. In connection with the
registration of the Registrable Shares under the Securities Act pursuant to this
Section 1.5, RTI will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the Shareholders and each other person who participates as an underwriter or otherwise on behalf of the Shareholders in the offering or sale of such securities (collectively, the "Shareholder Indemnitee"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with RTI's prior consent (which may not be unreasonably withheld) and reasonable attorneys fees and disbursements) to which such Shareholder Indemnitee may become subject under the Securities Act, common law or otherwise, insofar as such claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and RTI will reimburse such Shareholder Indemnitee for any legal or any other expense reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceedings; provided that RTI shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expenses arose out of or was based upon any untrue statement or alleged untrue statement or omission or alleged omission which was made or done in such registration statement or amendment or supplement thereto or in any such


                                       6.
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preliminary, final or summary prospectus, in reliance upon and conformity with information furnished to RTI in writing by the Shareholders or any of the other Shareholder Indemnitee or by any of their respective representatives; provided further that RTI will not be liable to any such Shareholder Indemnities with respect to any preliminary prospectus as then amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Shareholder Indemnitee results from the fact that such Shareholder Indemnitee sold Registrable Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus (including any documents incorporated by reference therein), whichever is most recent, if RTI has previously furnished copies thereof to such Shareholder Indemnitee and such final prospectus, as then amended and supplemented, has corrected any such misstatement or omission. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Shareholder Indemnitee and shall survive the transfer of such securities by the Shareholders.

                           (ii) Indemnification by the Shareholders. In
connection with the registration of the Registrable Shares under the Securities Act pursuant to this Section 1.5, the Shareholders will, and they hereby do, indemnify and hold harmless, to the fullest extent permitted by law, RTI or any affiliate of RTI or any other person who participates in the offering or sale of such securities on RTI 's behalf, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Shareholders' prior consent (which may not be unreasonably withheld) and reasonable attorneys fees and disbursements) to which RTI or any affiliate of RTI or any such other person may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (but only to the extent that such misstatements or omissions referred to in clauses (A) and (B) above were done or omitted, etc. in reliance upon and in conformity with information furnished to RTI in writing by the Shareholders or its affiliates); the Shareholders shall reimburse RTI , its affiliates and such other persons for any legal or any other expense reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceedings. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of RTI or the Shareholders and shall survive the transfer of such securities by the Shareholders. The Shareholders indemnification obligation hereunder shall not exceed, in the aggregate, the net proceeds received by the Shareholders for Registrable Shares transferred, sold or otherwise disposed of in reliance on the Registration Statement.

                           (iii) Notices of Claims, Etc. Promptly after receipt
by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 1.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written


                                       7.
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notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 1.5, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying parties similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of only one additional counsel.

                           (iv) Other Indemnification. Indemnification similar
to that specified in the preceding subsections of this Section 1.5 (with appropriate modifications) shall be given by RTI and the Shareholders with respect to any required registration or other qualification of securities under any federal or state law or regulation of governmental authority other than the Securities Act.


                                       2.
                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SHAREHOLDERS

         The Company and the Shareholders hereby jointly and severally represent and warrant to RTI as follows:

         2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth on Schedule 2.3, the Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the


                                       8.
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operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, results of operations, value or financial condition of the Company and the Subsidiaries considered as whole (as defined in Section 2.3) or any event or circumstance which would prevent, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

         2.2 Authority and Enforceability.

                  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Related Agreement to which the Company is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each of the Related Agreements to which it is a party has been duly executed and delivered by the Company and, assuming this Agreement and such Related Agreements constitute the valid and binding agreement of the other parties hereto and thereto, this Agreement and such Related Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) Each Shareholder has all requisite legal right, power and authority to enter into this Agreement and each Related Agreement to which he is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his obligations hereunder and thereunder. This Agreement and each of the Related Agreements to which each Shareholder is a party has been duly executed and delivered by such Shareholder and, assuming this Agreement and each of the Related Agreements to which such Shareholder is a party constitute the valid and binding agreement of the other parties hereto and thereto, this Agreement and each of the Related Agreements constitute the legal, valid and binding obligations of such Shareholder, enforceable against him in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         2.3 Subsidiaries. Schedule 2.3 set forth a true and complete list of all subsidiaries of the Company (each, a "Subsidiary" and collectively, the "Subsidiaries"). Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Except as set forth on
Schedule 2.3, each of the Subsidiaries


                                       9.

is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of such activities make such qualification necessary except where the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect. All such jurisdictions are listed in Schedule 2.3. None of the Subsidiaries has issued any securities in violation of any preemptive or similar rights and there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating or committing any Subsidiary or the Company to issue, deliver or sell shares of such Subsidiary's capital stock or debt securities, or obligating any of the Subsidiaries or the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Except as set forth in Schedule 2.3, the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries.

         2.4 Capital Structure. The capital structure of the Company and each Subsidiary is set forth in Schedule 2.4 and, except as set forth in Schedule 2.4, neither the Company nor any Subsidiary has any authorized, issued or outstanding capital stock, nor any capital stock held in treasury. All outstanding capital stock of the Company and each Subsidiary is validly issued, fully paid and non-assessable and is not subject to preemptive or other similar rights. There are not, as of the date hereof, and there will not be at the Closing, (x) any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company, any Subsidiary or either Shareholder is party to, or may be bound by, requiring any of them to issue, transfer, dispose of, sell, purchase, redeem or otherwise acquire (or to refrain from doing any of the foregoing) any Shares, or any of the Company's or any Subsidiary's capital stock, securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary, and (y) any stockholders' agreements, voting trusts or other agreements or understandings to which the Company, any Subsidiary or either Shareholder is a party or by which it is bound relating to the voting of, or placing any restrictions on, any shares of the capital stock of the Company or any Subsidiary. Neither the Company nor any Subsidiary has granted any options, warrants or rights to purchase shares of its capital stock. The Shareholders own beneficially and of record, and, at Closing, will have good and marketable title to, the Shares (which constitute all of the issued and outstanding capital stock of the Company), free and clear of any Encumbrance (as hereinafter defined). All the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, at Closing, owned by the Company free and clear of any Encumbrances. "Encumbrance" means any mortgage, pledge, claim, charge, lien, encumbrance, interest, option, right of first refusal, restriction, condition, violation, security interest or assessment of any nature affecting in any way the assets or property involved (other than those restrictions arising under generally applicable federal and state securities laws).

         2.5 Corporate Records. The copies of the articles of incorporation and code of regulations of the Company and the Subsidiaries attached hereto as
Schedule 2.5 are true, correct and complete. The minute books of the Company and the Subsidiaries, and the stock certificate books and similar records of the Company and the Subsidiaries, previously made available to RTI , are true,


                                      10.

correct and complete in all material respects. References in this Agreement to "articles of incorporation" and "code of regulations" shall be deemed to refer to certificates of incorporation and by-laws, respectively, as may be applicable.

         2.6 No Violations Resulting From Transactions. Except for those matters which in the aggregate would not result in a Company Material Adverse Effect, the execution and delivery of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated hereby and thereby by either the Company or the Shareholders will not (a) conflict with, or result in any violation of, or result in a Default (as defined in Section 2.19(b) below) under, or the creation of an Encumbrance on assets or property, or result in any right of first refusal with respect to any asset or property (any such conflict, violation, Default, creation or right of first refusal, a "Violation"), pursuant to any provision of the articles of incorporation or code of regulations of the Company or any Subsidiary, or (b) result in any Violation of, or require any consent or approval of or notice to any person pursuant to (i) any of the Contracts listed in Schedule 2.19 or any other material agreement of the Company or any Subsidiary, or (ii) any permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule, regulation or administrative ruling, whether federal, state, local or foreign (collectively, "Laws"), applicable to the Company or any Subsidiary or their respective properties or assets. Other than the filings set forth on Schedule 2.6, no consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit ("Consents") from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity "), is required by or with respect to the Company, the Subsidiaries or the Shareholders in connection with the execution and delivery by the Company or the Shareholders of this Agreement and each Related Agreement to which it is a party, or the consummation by the Company or the Shareholders of the transactions contemplated hereby or thereby, other than Consents which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

         2.7 Compliance with Laws, Licenses and Permits. Except as set forth in
Schedule 2.7 and except for those matters which in the aggregate would not result in a Company Material Adverse Effect:

                  (a) Each of the Company and the Subsidiaries is, and at all times has been, in material compliance with all Laws applicable to it, or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, and neither the Company nor any Subsidiary has received any notices of violation or alleged violation of any Law applicable to it.

                  (b) To the Company's and the Shareholders' knowledge: (i)
Schedule 2.7(b) contains a complete, current and correct list of all material governmental licenses, permits, franchises, rights and privileges necessary for the present conduct of the business of the Company and the Subsidiaries (the "Licenses"); (ii) each such entity possesses all such licenses which are identified on Schedule 2.7(b) as being necessary for the present conduct of such business; (iii) none


                                      11.

of the Company or a Subsidiary is in default or non-compliance under any such license, except for such default or such noncompliance as would not have a Company Material Adverse Effect; and (iv) each of the licenses is in full force and effect, and there are no pending or, to the knowledge of the Company and the Shareholders, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Licenses.

         2.8 Litigation. There are no actions, suits, investigations or proceedings involving the Company or any Subsidiary ("Legal Proceedings") pending or, to the knowledge of the Company and the Shareholders, threatened that question the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company or the Shareholders in connection with the consummation of the transactions contemplated hereby or thereby.
Schedule 2.8 sets forth a true, correct and complete list of all Legal Proceedings pending or, to the knowledge of the Company and the Shareholders, threatened against or affecting the Company or any Subsidiary or any of their respective properties or assets, at law or in equity. None of the matters listed on such Schedule 2.8 could, if adversely determined, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as listed on such Schedule 2.8, there is no basis for the assertion by any third party of any claim or legal action which could reasonably be expected to result in a Company Material Adverse Effect. There is no outstanding or, to the knowledge of the Company, and the Shareholders, threatened order of any Governmental Entity against, affecting or naming the Company or any Subsidiary affecting any of their respective properties or assets.

         2.9 Taxes. Except as disclosed on Schedule 2.9:

                  (a) Each of the Company and its Subsidiaries have filed all Tax returns required to be so filed on or before the Closing Date with respect to all years or periods ending on or before the Closing Date, and have paid all Taxes due thereon.

                  (b) To the Company's knowledge, no deficiencies for Taxes have been proposed, asserted or assessed against the Company that have not been fully paid or adequately provided for in the Company's financial statements.

                  (c) There are no liens on the respective assets of the Company and its Subsidiaries as a result of Tax Liabilities, except for Taxes not yet due and payable.

                  (d) None of the Company or the Subsidiaries are a party to any action, audit or proceeding by any governmental or taxing authority for the assessment or collection of Taxes, nor, to the Company's knowledge, has any such event been asserted or threatened.

                  (e) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return of any of the Company or the Subsidiaries for any period.



                                      12.

                  (f) None of the Company and its Subsidiaries is a party to a tax allocation or tax sharing agreement that includes a person or entity other than the Company and its Subsidiaries.

                  (g) "Tax" means any tax, charge, fee, levy, or other assessment of whatever kind or nature, including without limitation, any net income, gross income, gross receipts, capital gains, value added, sales, use, services, property, ad valorem, estate, gift, generation skipping tax, tariff, duty, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy tax, or charges of any kind whatever (together with any interest, penalty or addition to tax) imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such Tax.

         2.10 Pension and Benefit Plans.

                  (a) Except for the plans, policies or arrangements listed on
Schedule 2.10, which Schedule includes all plans, policies and arrangements maintained by a Controlled Group member in the past or present (hereinafter referred collectively to as the "Plans" and individually as a "Plan"), no member of the Controlled Group (as defined below), directly or indirectly, maintains, sponsors, or has any obligation or liability with respect to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any fringe benefit plan, any equity compensation plan or arrangement, any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, any employment contract, collective bargaining agreement, deferred compensation agreement, cafeteria plan or split-dollar insurance arrangement, or any other plan, policy or arrangement for the provision of employee benefits. For the purposes of this Section 2.10, "Controlled Group" shall mean the Company and any person, entity or trade or business, whether or not incorporated, which is required to be aggregated with the Company under Section 414(b), (c), (m) or
(o) of the Code.

                  (b) No Plan is subject to Title IV of ERISA, no Plan is a part of a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, and no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code or a multiemployer plan described in clauses (i) and (ii) of Section 3(37)(A) of ERISA.

                  (c) With respect to each Plan identified on Schedule 2.10:

                           (i) The Plan, each Controlled Group member, each
employee of any Controlled Group member and, to the knowledge of the Company, the other fiduciaries and administrators of the Plan have at all times complied with applicable requirements of law (including, without limitation, the Code and ERISA) that relate to the Plan and, with respect to the Plan, there are no ongoing audits or investigations by any governmental agency. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Plan, the assets of the Plan, a Controlled Group member, any employee, officer or director of a Controlled Group


                                      13.

member, or to the knowledge of the Company against any other trustee, fiduciary or administrator of the Plan;

                           (ii) If the Plan provides health, accident or medical
benefits, (A) the Plan sponsor and administrator have complied with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (herein collectively referred to as "COBRA") and (B) the Plan does not provide for non-terminable or non-alterable health, accident, medical or life benefits for employees, former employees, dependents, beneficiaries or retirees, except as otherwise required by COBRA, and then only to the extent the person pays the "applicable premium" (as defined in Code Section 4980B(f)(4)) for such coverage, or otherwise pays the full cost of such coverage;

                           (iii) Full payment has been made of all amounts which
a Controlled Group member is required, under applicable law or under the Plan, to have paid as a contribution or a benefit; the liability of each Controlled Group member with respect to each Plan has been fully funded based on reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements; and no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the Plan.

                           (iv) Except as disclosed on Schedule 2.10(c)(iv), the
consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other similar payment, (B) accelerate the time of payment or vesting under the Plan, (C) increase the amount of compensation due any such employee or officer, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund or otherwise provide for the benefits under the Plan for any current or former employee, officer or director, or (E) result in any non-exempt prohibited transaction described in ERISA Section 406 or Code Section 4975; and

                  (d) With respect to each Plan identified on Schedule 2.10 that is an "employee pension benefit plan," as defined in Section 3(2) of ERISA and is funded or required to be funded under ERISA or is intended to be qualified under Section 401(a) of the Code (A) the Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a),
(B) the Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (C) the Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the Plan qualifies under Code Section 401(k), unless the Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired, (D) the Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period," and (E) no contribution made to the Plan is subject to an excise tax under Code Section 4972.


                                      14.

         2.11 Financial Advisors. Except for Brown, Gibbons, Lang & Company, L.P., no person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Company or the Shareholders in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements. Except for Brown, Gibbons, Lang & Company, L.P., no person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or the Shareholders. The Shareholders acknowledge and agree that they are solely responsible for all fees, commissions and like payments or expense reimbursements to Brown, Gibbons, Lang & Company, L.P.

         2.12 Financial Statements. Attached hereto as Schedule 2.12(a) are true, correct and complete copies of (x) the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows of the Company and the Subsidiaries for the years then ended (including the related notes and schedules thereto, the "Annual Financial Statements"), as audited by Edward C. Hawkins & Co. Ltd., certified public accountants, and (y) the consolidated balance sheet (the "Balance Sheet") of the Company and the Subsidiaries as at August 31, 1998 (the "Balance Sheet Date") and the related consolidated statements of earnings and shareholders' equity for the eight-month period then ended (the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"). Except as set forth on
Schedule 2.12(b) attached hereto, the Financial Statements were prepared in accordance with the books and records of the Company and the Subsidiaries, are complete and correct in all material respects, have each been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied consistently with the past practices of the Company and present fairly the consolidated financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Company as at the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to normal year-end adjustments).

         2.13 No Undisclosed Liabilities. Except as disclosed in Schedule 2.13 or as reflected on or in the notes to the Annual Financial Statements as of December 31, 1997 and for the year then ended, as of December 31, 1997, the Company and the Subsidiaries had no liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on or in the notes to a statement of financial position of the Company and the Subsidiaries ("Liabilities"). Neither the Company nor any of its Subsidiaries has incurred Liabilities since December 31, 1997, except for those Liabilities incurred in the ordinary course of such entity's business and consistent with past practice and none of which will have a Company Material Adverse Effect.

         2.14 Absence of Certain Developments. Except as disclosed in Schedule
2.14 or as contemplated by this Agreement, since the Balance Sheet Date, (a) there has been no event, condition or state of facts of any character that has had or could have a Company Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability or changes in general economic or market conditions), (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to any property and assets of the Company or any


                                      15.

Subsidiary having a replacement cost of more than $50,000 for any single loss or $50,000 for all such losses, (c) neither the Company nor any Subsidiary has entered into any transaction or contract or conducted its business, other than in the ordinary course consistent with past practice (except for those matters which, in the aggregate, would not result in a Company Material Adverse Effect) and (d) neither the Company, the Subsidiaries nor the Shareholders have taken any of the following actions:

                           (i) conducted the business of the Company and the
Subsidiaries other than in the ordinary course consistent with past practice;

                           (ii) (A) declared, authorized, set aside, paid or
distributed any dividend, or other distribution, or any option, warrant, call or right (including preemptive rights), (B) issued, transfered, disposed, sold, purchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of, or other ownership interests in, the Company or (C) entered into any agreement of any character requiring the Company to take any of the actions in (A) and (B) above;

                           (iii) effected any recapitalization,
reclassification, stock split or like change in the capitalization of the Company or any Subsidiary;

                           (iv) amended the articles of incorporation or code of
regulations of the Company or any Subsidiary, except to the extent necessary to facilitate the transactions contemplated hereunder;

                           (v) other than in the ordinary course of business and
without materially increasing the benefits or the costs thereof, or pursuant to the terms of agreements, Plans or arrangements entered into prior to the date hereof (which are identified on Schedule 2.14), (A) increased the compensation payable or to become payable by the Company or any Subsidiary to any of their respective directors, officers, employees, agents or representatives, (B) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any Subsidiary, (C) awarded or paid any bonus to any such person or (D) entered into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amended any such agreement) to which the Company or any Subsidiary is a party or involving a director, officer or employee of the Company or any Subsidiary in his or her capacity as a director, officer or employee of the Company or such Subsidiary;

                           (vi) failed to use reasonable efforts to comply with
(i) all Laws and (ii) all contractual and other obligations applicable to the Company and the Subsidiaries;



                                      16.

                           (vii) subjected to any Encumbrance (except for leases
that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company and the Subsidiaries;

                           (viii) acquired any material properties or assets or
sold, assigned, transfered, conveyed, leased or otherwise disposed of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company or any Subsidiary;

                           (ix) canceled or compromised any debt or claim or
waived or released any material right of the Company or any Subsidiary except in the ordinary course of business consistent with past practice; or

                           (x) entered into any commitment for capital
expenditures of the Company or any Subsidiary not in excess of $50,000.

         2.15 Intellectual Property.

                  (a) Schedule 2.15(a) sets forth a list of all Intellectual Property (as defined below in paragraph (d)) which is either owned by the Company or a Subsidiary, licensed by the Company or a Subsidiary or otherwise used in its business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Company or a Subsidiary either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Company and each of the Subsidiaries possesses all Intellectual Property necessary for the conduct of their respective businesses as now conducted.

                  (b) Except as set forth in Schedule 2.15(b), (i) the Company or a Subsidiary has full legal and beneficial ownership (free and clear of any and all Encumbrances) of, or a valid right to use (free of any material restriction not entered into in the ordinary course of business), all Intellectual Property listed on Schedule 2.15(a), and neither the Company, nor any Subsidiary, nor the Shareholders has received any notice or claim (whether written, oral or otherwise) challenging the Company's or any Subsidiary's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto and
(ii) to the knowledge of the Company and the Shareholder, all Intellectual Property listed on Schedule 2.15(a) is legally valid and enforceable without any material qualification, limitation or restriction on its use, and neither the Company nor the Shareholder has received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any such Intellectual Property.

                  (c) Except as set forth in Schedule 2.15(c), neither the Company nor the Shareholder has granted to any other person or entity any rights or permissions to use any of the Intellectual Property listed on Schedule 2.15(a).


                                      17.

                  (d) For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any knowhow, trade secret, trade right, formula, confidential or proprietary report or information, customer list or membership list, and any computer program, software, database or data right), any license or other contract relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

                  (e) The Company is taking appropriate steps to ascertain the extent of the business and financial risks facing the Company as a result of the Year 2000 Risk (that is the risk that computer applications used by the Company and/or by its suppliers, vendors and customers may be unable to recognize and perform without error date-sensitive functions involving certain dates prior to and any date after December 31, 1999).

         2.16 Real Property. Schedule 2.16 is a true, correct and complete list of all land, plants, warehouses, office buildings, stores and other buildings and real property rented, leased, used, occupied or otherwise possessed by the Company and the Subsidiaries (the "Real Property") and lists all agreements relating to the Real Property, including without limitation, real property leases, to which any of the Companies or the Subsidiaries is a party (the "Leases"). Neither the Company nor any of the Subsidiaries own any real property in fee. As to each property rented, leased, used, occupied or otherwise possessed by any of Company or the Subsidiaries, Schedule 2.16 lists: the location of the property; the name and address of lessor; the expiration date of such lease; and the monthly rent payable under the lease; and, as to the Solon, Ohio property which is leased by the Company from an affiliate (the "Solon Property" or the "Option Property"), a current title report and a survey prepared within two years of the date hereof. As to each such property rented or leased, the Company or such Subsidiary holds such property under a valid and enforceable lease, binding upon each of the parties thereto, and each such lease is in full force and effect in accordance with its terms and, to the knowledge of the Company and the Shareholders, there are no existing defaults or events of default under any such lease. The Company has furnished to RTI true and complete copies of each written contract and a written description of each oral contract relating to the Real Property. Neither the Company, the Subsidiaries, nor the Shareholders have given or received notice of any claimed default or termination with respect to any such lease. Schedule 2.16 contains a description of all consents or approvals required of lessors under the terms of such leases for the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company and the Shareholders, the Real Property listed in
Schedule 2.16 has been regularly and appropriately maintained in the normal course of business and the fixtures, mechanical systems (including electrical, plumbing, heating, ventilation and air conditioning) and roof and structural systems of the facilities shown on Schedule 2.16 are in appropriate working condition and in an appropriate state of maintenance and repair.



                                      18.

         2.17 Environmental.

                  (a) Definitions. For purposes of this Section 2.17:

                           (i) "Contaminant" means any hazardous substance as
such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"), and any other individual or class of pollutants, contaminants or wastes that form the basis of liability under any Environmental Law (defined below). This definition of Contaminant includes asbestos, petroleum or petroleum-based products or derivatives thereof, radioactive materials, and polychlorinated biphenyls.

                           (ii) "Environmental Laws" means all applicable
federal, laws, regulations, codes and ordinances that govern air quality, soil quality, water quality, hazardous waste, hazardous or toxic substances or the protection of human health or the environment, including, but not limited to, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Clean Air Act (42 U.S.C. Section 7401 et seq.) and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and any analogous foreign, state or local statutes and the regulations promulgated pursuant thereto, as each of these laws may have been amended through the date of this Agreement.

                           (iii) "Release" has the meaning given to that term in
CERCLA and the regulations promulgated thereto.

                  (b) Except as set forth on Schedule 2.17(b):

                           (i) The Company, the Subsidiaries and, to the
Company's and the Shareholders' knowledge, the Real Property, are in compliance in all material respects with all Environmental Laws;

                           (ii) To the knowledge of the Company and the
Shareholders, none of the Company or any of the Subsidiaries has generated, treated, stored, disposed or Released any Contaminant, on or off-site of any of the Real Property except in compliance in all material respects with applicable Environmental Laws; and

                           (iii) To the knowledge of the Company and the
Shareholders, none of the Company, any Subsidiary or any of the Real Property are the subject of any notice, order, decree or claim regarding the Release of a Contaminant;

                  (c) Except as set forth on Schedule 2.17(c):

                           (i) To the knowledge of the Company and the
Shareholders, the Company and all of the Subsidiaries have obtained all material environmental licenses, permits and approvals required under applicable Environmental Laws ("Environmental Licenses") and made all material


                                      19.

filings necessary with respect to emissions into the environment and the disposal of Hazardous Substances;

                           (ii) To the knowledge of the Company and the
Shareholders, all Environmental Licenses are in good standing and the Company and the Subsidiaries have made all notifications, filings and applications for renewal of such Environmental Licenses on a timely basis, where necessary.

                  (d) To the knowledge of the Company and the Shareholders, except as set forth on Schedule 2.17(d), there are no aboveground or underground storage tanks or surface impoundments on, in or under the Real Property.

                  (e) The Company and the Subsidiaries have provided to RTI copies of all written reports, assessments and studies authorized by the Company or any of the Subsidiaries or ordered by any Governmental Entity within five (5) years prior to the date of this Agreement pertaining to the environmental condition of the Company, the Subsidiaries or of the Real Property.

         2.18 Insurance. Schedule 2.18 is a true, correct and complete list of all the policies of insurance (the "Policies") covering the business, properties and assets of the Company and the Subsidiaries presently in force (including as to each the (a) name of carrier, (b) policy number, and (c) expiration date). All of the Policies are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and the Company and the Subsidiaries have not received any notice of cancellations with respect to any of the Policies.

         2.19 Material Contracts.

                  (a) Except as set forth in Schedule 2.19(a), neither the Company nor any Subsidiary is a party to, nor are any of their properties or assets bound by, any (i) contract in excess of $50,000 the performance of which will extend over a period greater than thirty (30) days and which is not cancelable by the Company or the Subsidiary without penalty; (ii) employment, consulting, independent contractor, noncompetition, severance, golden parachute or indemnification contract; (iii) material advertising, public relations, franchise, distributorship or sales agency contract; (iv) contract involving the commitment or payment in excess of $50,000 for the future purchase of services, properties, materials or equipment; (v) contract among stockholders or granting a right of first refusal or for a partnership or for a joint venture or for the acquisition, sale or lease of any properties or assets of the Company or any Subsidiary; (vi) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar contract with respect to any property of the Company or any Subsidiary; (vii) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of contract; (viii) retainer contract with investment bankers, attorneys, accountants, actuaries, appraisers or other professional advisers; (ix) lease, sublease or other agreement under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property, (x) contract or agreement with any Governmental Entity; (xi) contract which would be reasonably


                                      20.

likely to limit or restrain the Company from engaging in any line of business, competing with any person, firm, corporation or other entity, or conducting business in any particular geographic area, or (xii) commitment or agreement to enter into any of the foregoing (collectively, the "Contracts"). The Company has delivered or otherwise made available to RTI true, correct and complete copies of the Contracts listed in Schedule 2.19(a), together with all amendments, modifications and supplements thereto and side letters to which the Company or a Subsidiary is a party affecting the obligations of any party thereunder. No person or entity holds a power of attorney to act on behalf of the Company or any Subsidiary.

                  (b) Except as set forth in Schedule 2.19(a) and except for those matters which in the aggregate would not result in a Company Material Adverse Effect: (i) to the knowledge of the Company and the Shareholders, each of the Contracts listed in Schedule 2.19(a) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity, (ii) no Default (as defined below) exists under any Contract listed in
Schedule 2.19(a) either by the Company or a Subsidiary or, to the knowledge of the Company and the Shareholders, by any other party thereto (which could result in a Company Material Adverse Effect); (iii) neither the Company nor the Shareholders are aware of the assertion by any third party of any claim of Default or breach under any of the Contracts listed in Schedule 2.19(a), (which could result in a Company Material Adverse Effect); and (iv) with respect to those Contracts listed in Schedule 2.19(a) that were assigned or subleased to the Company or any Subsidiary by a third party, to the knowledge of the Company and the Shareholders, all necessary consents to such assignments or subleases have been obtained. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract,
(y) any event which could (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event which could result in either an increase in the obligations or liabilities of, or a loss of any benefit to which, the party in question or any of its affiliates may be entitled or subject to under such Contract.

         2.20 Related Party Transactions. Except as set forth in Schedule 2.20 hereto, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Affiliate"), of the Company, the Subsidiaries or the Shareholders (a) since January 1, 1998, has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any Subsidiary; (b) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any Subsidiary, (ii) engaged in a business related to the business of the Company or any Subsidiary or (iii) participating in any transaction to which the Company or any Subsidiary is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any Subsidiary.


                                      21.

         2.21 Sufficiency of the Assets Included Within the Company. After giving effect to the transactions contemplated under this Agreement, as of the Closing Date, the Company and the Subsidiaries will (x) have all right, title, and interest in and to, or will have a valid right to use (or, with respect to any employees, subcontractors and other similar persons, will employ), substantially all of the assets, properties, employees, subcontractors and other persons and items owned, used, employed or retained by the Company and the Subsidiaries in the conduct of their businesses prior to the date hereof, and
(y) will have sufficient assets, properties, employees, subcontractors and other persons and items to conduct their businesses after the Closing Date in substantially the same manner as presently conducted.

         2.22 Employees. Schedule 2.22 contains a complete, current and correct list of all key employees of the Company and the Subsidiaries ("Employees"), which includes the name, job position, and compensation payable to each. Except to the extent set forth in Schedule 2.22, none of the Company's employees is covered by any collective bargaining agreement nor, to the knowledge of the Company and the Shareholders, is any effort being made by any union to organize the Employees; and

         2.23 Books and Records. The books of account, minute books, stock record books and other records of the Company and the Subsidiaries, all of which have been made available to the RTI, are complete and correct. The minute books of the Company and the Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholders, the Boards of Directors and committees of Boards of Directors of the Company and the Subsidiary. At the Closing, all of these books and records will be in the possession of the Company and the Subsidiaries, as the case may be.

         2.24 No Misrepresentation. To the knowledge of the Company and the Shareholders, this Agreement (including the schedules hereto) does not contain nor will it, at Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor the Shareholders know of any facts which are reasonably likely to cause a Company Material Adverse Effect (including after giving effect to the consummation of the transactions contemplated pursuant to this Agreement), which have not been set forth in the Financial Statements or disclosed in a Schedule attached to this Agreement; provided that the provisions of this sentence shall not be deemed to be a representation or warranty as to any events or circumstances occurring after the date hereof which affect generally companies which operate in the same industry as the Company and the Subsidiaries.

                                       3.
          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

         3.1 Shareholders' Representations and Covenants. The Shareholders, jointly and severally, hereby represent, warrant, acknowledge, covenant and agree as follows:



                                      22.

                  (a) except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the registration provisions of
Section 1.5 hereof, the shares of RTI Common Stock are being acquired pursuant to the terms and subject to the conditions of this Agreement for such Shareholder's own account for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or any state securities or "blue sky" law;

                  (b) except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the registration provisions of
Section 1.5 hereof, (i) the shares of RTI Common Stock, at the time of issuance, will not be registered under the Securities Act or any state securities or "blue sky" law and (ii) such shares may not be sold or otherwise disposed of except in compliance with the Securities Act or in reliance upon an exemption therefrom;

                  (c) such Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the prospective investment in the shares of RTI Common Stock and able to bear the economic consequences thereof and that such Shareholder qualifies as an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act; and

                  (d) in making such Shareholder's decision to invest in the shares of RTI Common Stock, such Shareholder has relied upon the RTI SEC Reports (as defined in Section 4.6 below), the representations and warranties contained in Section 4 below, and independent investigations made by such Shareholder and, to the extent believed by such Shareholder to be appropriate, such Shareholder's representatives, including such Shareholder's own professional, tax and other advisors, and has not relied upon any representation or warranty from RTI or any of its directors, officers, employees, agents, affiliates or representatives with respect to the tax consequences of the transactions contemplated by this Agreement or the Related Agreements.

         3.2 Restrictions on Transfer.

                  (a) Subject to the provisions of Section 3.2(d) below, each Shareholder agrees that he will not sell, assign, transfer or otherwise dispose of (each, a "Transfer") any of the shares of RTI Common Stock (or any interest therein) except upon the terms and conditions specified in this Section 3.2, and each Shareholder will cause any subsequent holder of such Shareholder's shares of RTI Common Stock to agree to take and hold the shares of RTI Common Stock subject to the terms and conditions of this Agreement.

                  (b) Subject to the provisions of Section 3.2(d) below, each certificate representing the shares of RTI Common Stock issued to the Shareholder or to any subsequent shareholder shall include a legend in substantially the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY


                                      23.

         STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. SUCH SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE STOCK PURCHASE AGREEMENT DATED ____________, 1998, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

         (c) Subject to the provisions Section 3.2(d) below, prior to any proposed Transfer of any shares of RTI Common Stock by a Shareholder (except with respect to any shares which have been registered under a Registration Statement), the Shareholder shall give written notice to RTI of the Shareholder's intention to effect such Transfer, which notice shall set forth the date of such proposed Transfer. The Shareholder also shall furnish to RTI
(i) a written agreement by the proposed transferee that it is taking and holding the same subject to the terms and conditions specified in this Agreement, except with respect to any such shares which are being sold in connection with a public offering of securities registered under the Securities Act and (ii) except with respect to any shares of RTI Common Stock which have been registered under the Securities Act, a written opinion of the Shareholder's counsel, in form and substance reasonably satisfactory to RTI , to the effect that the proposed Transfer may be effected without registration under the Securities Act.

                  (d) The restrictions set forth in this Section 3.2 shall terminate and cease to be effective with respect to shares of RTI Common Stock
(i) upon the sale of any such shares of RTI Common Stock, if the shares of RTI Common Stock in respect of which such sale occurs have been registered under the Securities Act and the seller thereof complies with, and certifies to the RTI , upon RTI 's request, that it has compiled with, the prospectus delivery requirements of the Securities Act, (ii) upon receipt by RTI of an opinion of counsel (which counsel is reasonably acceptable to RTI ), in form and substance reasonably satisfactory to RTI , to the effect that compliance with such restrictions is not necessary in order to comply with the Securities Act with respect to the Transfer of such shares of RTI Common Stock, or (iii) upon the expiration of the applicable holding period referred to in Rule 144(k) under the Securities Act (as such Rule may be amended from time to time), if, pursuant to Rule 144(k), the Shareholder was not, and certifies to RTI that he was not, an "affiliate" of RTI at the time of the sale of the securities and had not been an "affiliate" of RTI during the preceding three months.

         3.3 Additional Restrictions on Transfer. Each Shareholder agrees that he shall not sell, assign or transfer any of the shares of RTI Common Stock received by him pursuant to this Agreement until 180 days after the Closing Date. Each Shareholder agrees that the share certificates representing the shares of RTI Common Stock issued to him hereunder shall bear a legend describing the aforesaid transferability restriction. Notwithstanding the foregoing, the parties agree that the Shareholders shall be permitted to hedge the shares of RTI Common Stock and engage in transactions with similar economic effects.


                                      24.

                                       4.
                      REPRESENTATIONS AND WARRANTIES OF RTI

         RTI represents and warrants to the Company and the Shareholders as follows:

         4.1 Organization, Standing and Power. RTI and each of its subsidiaries (each an "RTI Subsidiary" and, collectively, the "RTI Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RTI and each RTI Subsidiary is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so qualified would not result in a RTI Material Adverse Effect (as defined below). Schedule 4.1 sets forth the name and jurisdiction of incorporation of each RTI Subsidiary. For purposes of this Agreement, the term "RTI Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, results of operations, value or financial condition of RTI and the RTI Subsidiaries (taken as a whole), or any event or circumstance which would prevent, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

         4.2 Authority. RTI has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of RTI . This Agreement and each of the Related Agreements to which it is a party has been duly executed and delivered by RTI and, assuming this Agreement and each of the Related Agreements constitutes the valid and binding agreement of the other parties hereto and thereto, this Agreement and each of the Related Agreements to which it is a party constitute the legal, valid and binding obligations of RTI , enforceable against RTI in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3 Capital Structure. As of the date hereof, the authorized capital stock of RTI consists of 30,000,000 shares of RTI Common Stock of which 20,537,668 shares were issued and outstanding and no shares were held in treasury. All outstanding shares of RTI Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights.

         4.4 Issuance of Shares by RTI. Prior to the Closing, RTI will have taken all necessary action to permit it to issue the number of shares of RTI Common Stock required to be issued


                                      25.

pursuant to Article 2 hereof. All shares of RTI Common Stock issued pursuant to
Section 1.2 will, when issued, be validly issued, fully paid and nonassessable, and no person will have any preemptive right of subscription or purchase in respect thereof. Assuming the accuracy of the representations and warranties made by the Shareholders in this Agreement, the issuance of such shares of RTI Common Stock pursuant to this Agreement will be in compliance with the Securities Act and, upon the registration of such shares pursuant to Section 1.5 hereof, such shares will be listed on the NYSE, subject to official notice of issuance.

         4.5 No Violations Resulting From Transactions. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, by RTI will not result in any violation pursuant to any provision of the certificate of incorporation or by-laws of RTI or result in any violation of, or (except as required by Section 1.5 hereof) require any consent or approval of or notice to any person (other than a Governmental Entity) pursuant to (a) any loan or credit agreement, note, mortgage, indenture, material lease, employee benefit plan or other agreement, obligation or instrument to which RTI is a party or (b) any Laws applicable to RTI and the RTI Subsidiaries or any of their respective properties or assets.

         4.6 SEC Reports. Except for those matters which in the aggregate would not result in a RTI Material Adverse Effect, (a) since January 1, 1998, RTI (or its predecessor) has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "RTI SEC Reports"), and
(b) none of such RTI SEC Reports, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or in the case of registration statements, their respective effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 Market Activities. Except as set forth on Schedule 4.7, neither RTI nor any RTI Subsidiary has purchased, redeemed, sold, transferred or hedged any Shares of RMI Common Stock, nor has RTI or any RTI Subsidiary participated in any other transaction involving RTI Common Stock which may have an economic effect similar to a purchase, redemption, sale, transfer or hedge.

         4.8 No Misrepresentation. To the knowledge of RTI, this Agreement (including the schedules hereto) does not contain nor will it, at Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. RTI knows of no facts which are reasonably likely to cause a RTI Material Adverse Effect (including after giving effect to the consummation of the transactions contemplated pursuant to this Agreement), which have not been set forth in the RTI SEC Reports or disclosed in a Schedule attached to this Agreement;


                                      26.

provided that the provisions of this sentence shall not be deemed to be a representation or warranty as to any events or circumstances occurring after the date hereof which affect generally companies which operate in the same industry as RTI and the RTI Subsidiaries.


                                       5.
                             [INTENTIONALLY DELETED]


                                       6.
                    ADDITIONAL AGREEMENTS AND REPRESENTATIONS

      6.1 Access to Information; Confidentiality. The Company agrees that, prior to the Closing Date, RTI (or its predecessor) shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Company and examination of its books and records as RTI may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therein. In order that RTI may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Company shall use its best efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination. RTI and its affiliates shall treat as confidential and keep secret the affairs of the Company in accordance with all of the terms and conditions of that certain Confidentiality Agreement, dated March 30, 1998, between RMI Titanium Company and Brown, Gibbons, Lang & Company, L.P., on behalf of the Company (the "Confidentiality Agreement"); provided, however, that such obligations with respect to RTI (or its predecessor) and the Company shall terminate at the Closing. Notwithstanding the foregoing, RTI or such other entity shall be free to disclose any such confidential information or data (a) if RTI or such other entity is advised by counsel that such disclosure must be made to comply with applicable Law or (b) to the extent necessary to establish RTI's or such entity's position in any Legal Proceeding based upon or in connection with the subject matter of this Agreement in each case upon at least five (5) business days written notice of such intended disclosure to the Company and the Shareholders.

         6.2 Additional Agreements. Each of the parties hereto agrees to use its respective commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the actions specified in Section 6.5, below, (b) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement, and (c) fulfill all conditions precedent applicable to


                                      27.

such party pursuant to this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

         6.3 Publicity. RTI and the Shareholders will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except that RTI may issue any such release or make any such public announcement as it determines, in its reasonable discretion, is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case RTI shall use reasonable efforts to consult in good faith with the Company (but shall not be required to obtain the agreement of the Company) before issuing any such press release or making any such public announcement.

         6.4 Notification of Certain Matters. The Company shall give prompt notice to the RTI of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Closing, under any contract material to the financial condition, properties, businesses or results of operations of the Company to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party's or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or
(c) any material adverse change in its financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.

         6.5 Hart-Scott-Rodino. The Company and RMI Titanium Company (as predecessor to RTI) have submitted, or caused their "ultimate parent entities" (if applicable) to submit, to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, on July 31, 1998, all of the forms and information applicable to this transaction required under the Hart-Scott-Rodino Act (the "HSR Act") and will respond promptly to any request by them for additional information. The Company and RMI Titanium, Inc. have requested and received early termination of the waiting period under the HSR Act.

         6.6 Director and Officer Indemnification.

                  (a) From and after the Closing, the RTI shall assume and honor any obligation of the Company and the Subsidiaries immediately prior to the Closing with respect to the indemnification of each person who is now or has been at any time prior to the date hereof or who becomes prior to the Closing, a director (whether elected or appointed), officer or employee of the Company or a Subsidiary (collectively, the "Indemnitees") arising out of the charter and by-law documents or any indemnification agreement to which the Company or a Subsidiary and any


                                      28.

Indemnitee are parties as of the date hereof as if such obligations were pursuant to a contract or arrangement between the RTI , on the one hand, and such Indemnitees, on the other hand.

                  (b) If the RTI or any of its successors or assigns (i) reorganizes or consolidates with or mergers or enters into another business combination transaction with any other person and is not the resulting, continuing or surviving person of such consolidation, merger or transaction or
(ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the RTI assume the obligations set forth in this Section 6.7.

                  (c) For three (3) years after the Closing Date, the RTI shall cause to be maintained in effect the current policies of director's and officer's liability insurance maintained by the Company with respect to matters occurring prior to the Closing Date; provided however, that the RTI may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; and provided further, that in no event shall the RTI be required to expend, in order to maintain or procure insurance coverage pursuant to this Section 6.7(c), any amount per annum greater than two hundred percent (200%) of the current annual premium paid by the Company for such insurance.

         6.7 Tax and Accounting Matters. (a) The Shareholders shall be responsible (at the Company's request and expense) for preparing and filing all necessary Federal Tax returns and state Tax returns for Ohio, Michigan, Georgia, California, Connecticut and Texas for the short year ending the Closing Date, if any. The Company shall cooperate with the Shareholders and make available its accounting and Tax records for such purposes, and the Company shall pay the Taxes shown on such returns to extent of amounts therefor accrued on the Closing Date Balance Sheet.

         (b) The consolidated balance sheet of the Company and the Subsidiaries as at September 30, 1998 and the related consolidated statements of earnings and shareholders' equity for the nine-month period then ended shall be prepared on a basis substantially consistent with the manner in which the Annual Financial Statements have been prepared.

         6.8 Noncompetition.

                  (a) Each Shareholder covenants and agrees that such Shareholder shall not, anywhere in the United States during the three (3) year period commencing on the Closing Date hereunder, engage, directly or indirectly, in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, employee, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), in any Competing Business (the foregoing shall not prohibit any Shareholder from owning up to 1% of the outstanding capital stock of a public or non-public company that is a Competing Business). As used herein, "Competing Business" shall mean the manufacture and distribution of corrosion resistant alloys in long product form in the United States and Europe.



                                      29.

                  (b) Each Shareholder covenants and agrees that, for a period of three (3) years commencing on the Closing Date, such Shareholder shall not encourage, counsel or induce any employee to leave the employ of the Company, or solicit for employment, any employee of the Company.

                  (c) In the event of a breach of a Shareholder of the terms of this Section 6.8, RTI shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of such terms by such Shareholder and to enjoin such Shareholder from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Shareholders acknowledge, however, that the remedies at law for any breach by a Shareholder of the provisions of this Section 6.8 may be inadequate and that the Parent shall be entitled to injunctive relief against a Shareholder in the event of any breach.

                  (d) It is the understanding of the parties that the scope of the covenants contained in this Section 6.8, including as to time, geographic area and activities covered, are necessary to protect the reasonable expectations of RTI in connection with its acquisition of the Company and the reasonable expectations of RTI with respect to the maintenance of trade secrets. It is the parties' intention that these covenants be enforced to the greatest extent in time, area, and activities covered as is permitted by law. The parties intend that the unenforceability or invalidity of any term or provision of this covenant shall not render any other term or provision contained herein unenforceable or invalid. If the business activities, period of time or geographical area covered by this covenant shall be deemed too extensive, then the parties intend that this covenant be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

         6.9 Employee Fund. After the Closing, RTI and the Company will establish an employee plan and RTI shall contribute thereto 24,000 shares of RTI Common Stock. The terms and conditions of such fund will be established jointly by the Company and the Shareholders in good faith.


                                       7.
                              CONDITIONS PRECEDENT

         7.1 Conditions to Obligations of RTI and the Shareholders. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Approvals. Other than the filings provided for by Section 1.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or been obtained, as the case may be.


                                      30.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

         7.2 Conditions of Obligations of RTI. The obligations of RTI to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of RTI ), any or all of which may be waived in whole or in part by RTI (provided that such waiver, to be binding upon RTI , must be in a writing duly executed by RTI:

                  (a) Representations and Warranties. The representations end warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects, and RTI shall have received a certificate of the Shareholders certifying on behalf of both the Shareholders and the Company to such effect.

                  (b) Performance of Obligations. The Company and the Shareholders shall have performed in all material respects all obligations required to be performed by each such party under this Agreement at or prior to the Closing Date, and RTI shall have received a certificate of the Shareholder certifying on behalf of both the Shareholder and the Company to such effect.

                  (c) Related Agreements. Each of the Related Agreements to which the Shareholders or either of them is a party shall have been duly executed and delivered by such Shareholder or the Shareholders, as appropriate.

                  (d) Contractual Consents. All consents under material contracts, leases or other such arrangements which are necessitated as a consequence of the transaction contemplated hereby shall have been duly obtained with no additional burden being placed upon the Company or the RTI in connection with the obtaining thereof.

                  (e) Due Diligence. RMI Titanium Company shall have completed its due diligence investigation of the Company and the Subsidiaries and all matters in connection therewith shall be reasonably satisfactory to it.

                  (f) Option to Purchase Solon Property. The lease between the Company and the owner of the Solon Property shall have been amended to include therein an option (the "Option") with respect to the purchase and sale of the Solon Property, the principal parameters of which shall be the following: (w) the Option shall be in effect for five (5) years; (x) on the Closing Date and on the date of purchase of the Solon Property title, environmental and structural matters relating thereto shall be acceptable to the Company; (y) all transfer taxes and recording costs shall be borne by the Company; and (z) and the purchase price shall be $1,700,000 if exercised on or prior to the second anniversary of the Closing Date, $1,800,000 if exercised after the second anniversary of the Closing


                                      31.

Date and on or prior to the fourth anniversary of the Closing Date, and $1,900,000 if exercised after the fourth anniversary of the Closing Date and on or prior to the fifth anniversary of the Closing Date.

                  (g) Minute Books, Good Standing Certificates, Resignations, etc. The following shall have been duly delivered to RTI or the Company, as appropriate: true, correct and complete minute books, share ledgers and transfer books of the Company and the Subsidiaries; good standing certificates as to the Company and the Subsidiaries; and resignations of those of the directors and officers of the Company and the Subsidiaries as stipulated by RTI.

         7.3 Conditions of Obligations of the Shareholders. The obligations of the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Shareholders), any or all of which may be waived in whole or in part by the Shareholders (provided that such waiver, to be binding upon the Shareholders, must be in a writing duly executed by the Shareholders):

                  (a) Representations and Warranties. The representations and warranties of RTI set forth in this Agreement shall be true and correct in all material respects, and the Shareholders shall have received certificates of RTI certifying to such effect.

                  (b) Performance of Obligations. RTI shall have performed in all material respects all obligations required to be performed by each such party under this Agreement at or prior to the Closing Date, and shall have each delivered to the Shareholders a certificate certifying to such effect.

                  (c) Related Agreements. Each of the Related Agreements to which RTI is a party shall have been duly executed and delivered by RTI .

                  (d) Personal Guaranties. The Shareholders shall have received satisfactory evidence of the release of all personal guarantees and all personal collateral [i.e., New Century Metals shares] securing such guarantees of the Company's credit facilities with Fifth Third Bank.


                                       8.
                             [INTENTIONALLY DELETED]


                                       9.
                            INDEMNIFICATION; SURVIVAL

         9.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, any schedule and any other certificate or document delivered pursuant to this Agreement, will survive the Closing. The right to indemnification, payment of Damages (as hereinafter defined) or other remedy based on such


                                      32.

representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

         9.2 Indemnification and Payment of Damages by the Shareholders. Each of the Shareholders, jointly and severally, will indemnify and hold harmless RTI, the Company and their respective representatives, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, Tax, expense (including costs of investigation and defense and reasonable attorneys' fees), settlement or diminution of value, whether or not involving a third party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by a Shareholder or the Company in this Agreement; provided, that for purposes of this Section 9.2(a) any qualification of such representations and warranties by reference to the materiality of matters stated therein, and any limitation of such representations and warranties as being "to the knowledge of," or words of similar effect, shall be disregarded, in determining any breach thereof;

                  (b) any breach by a Shareholder of any covenant or obligation of a Shareholder in this Agreement or any breach by the Company of any covenant or obligation of the Company in this Agreement to be performed by the Company prior to the Closing Date; or

                  (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with a Shareholder or the Company (or any person acting on their behalf) in connection with any of the transactions contemplated hereby.

Subject to the other provisions of this Article 9, the remedies provided for in this Section 9.2 shall constitute the sole and exclusive remedy for any post-Closing claims made in connection with breach of the representations and warranties of a Shareholder and the Company under this Agreement and any covenant of the Company or a Shareholder hereunder to be performed on or before the Closing.

RTI and Burkhart agree that no set-off or reduction of principal or interest owing under the Purchase Price Note shall be made by RTI with respect to any Damages or for any other reason.

         9.3 Indemnification and Payment of Damages by RTI. RTI will indemnify and hold harmless the Shareholders, and will pay to the Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by RTI in this Agreement; provided, that for purposes of this Section 9.3(a) any qualification of such representations and


                                      33.

warranties by reference to the materiality of matters stated therein, and any limitation of such representations and warranties as being "to the knowledge of," or words of similar effect, shall be disregarded, in determining any breach thereof;

                  (b) any breach by RTI of any covenant or obligation of RTI in this Agreement; or

                  (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with RTI (or any person acting on its behalf) in connection with any of the transactions contemplated hereby.

Subject to the other provisions of this Article 9, the remedies provided for in this Section 9.3 shall constitute the sole and exclusive remedy for any post-Closing claims made in connection with breach of the representations and warranties of RTI under this Agreement and any covenants of RTI hereunder to be performed on or before the Closing.

         9.4 Time Limitations. (a) If the Closing occurs, a Shareholder will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.4 and 2.9, except to the extent that on or before the last day of the 12th full month following the Closing Date RTI notifies a Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by RTI; provided, that (i) a claim under Section 2.9 may be made at any time prior to the expiration of the applicable statute of limitations and (ii) a claim with respect to Section 2.4 may be made at any time.

                  (b) If the Closing occurs, RTI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, except to the extent that on or before the last day of the 12th full month following the Closing Date a Shareholder notifies RTI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Shareholder.

         9.5 Limitations on Amount -- The Shareholders. (a) The Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2 until the total of all Damages with respect to such matters exceeds $1,000,000, and then only for the amount by which such Damages exceed $1,000,000. The total liabilities of the Shareholders with respect to Damages for the matters set forth in Section 9.2 shall not exceed the Purchase Price. Any recovery pursuant to Section 9.2 shall be net of the dollar amount of aggregate insurance proceeds actually received by the Indemnified Persons with respect to such Damages and net of any Tax benefits actually realized by the Indemnified Persons.

                  (b) No indemnification payments made in respect of the following shall be subject to the limitations set forth in Section 9.5(a), nor shall any such payments be taken into consideration


                                      34.

in determining whether such limitations are met: (i) Sections 9.2(c), (ii) any breach of any of the representations and warranties of the Shareholders or the Company of which a Shareholder or the Company had knowledge at any time prior to the date on which such representation and warranty is made, (iii) any intentional breach by a Shareholder or the Company of any covenant or obligation in this Agreement, (iv) Damages based on claims of fraud or (v) Damages based on breach of the representations and warranties set forth in Sections 2.4, and the Shareholders will be liable for all Damages with respect to such matters; as to Taxes, no indemnification payments made in respect of Damages based on breach of the representations and warranties set forth in Section 2.9 shall be subject to the limitation set forth in the first sentence of Section 9.5(a), and no such payments be taken into consideration in determining whether such limitation has been met.

         9.6 Limitations on Amount -- RTI. (a) RTI will have no liability (for indemnification or otherwise) with respect to the matters described in Section
9.3 until the total of all Damages with respect to such matters exceeds $1,000,000, and then only for the amount by which such Damages exceed $1,000,000. The total liabilities of RTI with respect to Damages set forth in
Section 9.3 shall not exceed the Purchase Price. Any recovery pursuant to
Section 9.3 shall be net of the dollar amount of aggregate insurance proceeds actually received by a Shareholder with respect to such Damages.

                  (b) No indemnification payments made in respect of the following shall be subject to the limitations set forth in Section 9.6(a), nor shall any such payments be taken into consideration in determining whether such limitations are met: (i) Section 9.3(c), (ii) any breach of any of RTI's representations and warranties of which RTI had knowledge at any time prior to the date on which such representation and warranty is made, (iii) any intentional breach by RTI of any covenant or obligation in this Agreement or
(iv) Damages based on claims of fraud, and RTI will be liable for all Damages with respect to such matters.

         9.7 Procedures for Indemnification -- Third Party Claims. (a) Promptly after receipt by an indemnified party under Section 9.2 or 9.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. The indemnified party shall take all commercially reasonable steps to mitigate all Damages, including availing themselves of any reasonable and prudent defenses, limitations, rights of contribution and claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Damages as may reasonably be requested by the indemnifying party.

                  (b) If any proceeding referred to in Section 9.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the


                                      35.

extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which may not be unreasonably withheld) unless (1) there is no finding or admission of any violation of Laws or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (C) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may materially adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the right to defend, compromise, or settle such proceeding (with the right of indemnifying party to participate in such proceeding), but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) RTI and the Shareholders shall make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to any claim subject to indemnity hereunder and to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such claim.

                  (e) If required for joinder purposes, RTI and the Shareholders hereby consent to the non-exclusive jurisdiction in which a proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such


                                      36.

proceeding or the matters alleged therein, and agree that process may be served on the Parent and a Shareholder with respect to such claim anywhere in the world.

         9.8 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.


                                       10.
                               GENERAL PROVISIONS

         10.1 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                (a) if to RTI or the Company to:

                     RTI International Metals, Inc.
                     P.O. Box 269
                     1000 Warren Avenue
                     Niles, Ohio 44446
                     Facsimile: (330) 544-7701
                     Attn: Executive Vice President and Chief Financial Officer
                           And Vice President and General Counsel

                (b) if to Burkhart:

                     Richard R. Burkhart
                     4111 Buccaneer Trail
                     Galveston, TX 77554

                    if to Rice:

                     Joseph H. Rice
                     Vista West Apartments
                     4775 Summit Ridge Drive
                     Apt. 1041
                     Reno, NV 89503



                                      37.

                    in each case, with a copy to:

                   Benesch, Friedlander, Coplan & Aronoff LLP
                   2300 BP America Building, 200 Public Square
                   Cleveland, Ohio 44114-2378
                   Telephone: (216) 363-4444
                   Facsimile: (216) 363-4588
                   Attention: James M. Hill, Esq.

         10.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.3 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership Amendment. This Agreement (together with the Related Agreements, the Confidentiality Agreement, and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of any other party until consummation of the transactions contemplated by this Agreement. This Agreement may be amended, modified or supplemented only by written agreement of RTI and the Shareholders.

         10.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

         10.5 Severability. If any ten-n or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any mariner materially adverse to any party. In the event that the enforceability of any non-competition or other covenant contained in this Agreement or in any Related Agreement is called into question (whether by a court, arbitrator or other authority) as the result of any time, geographical or other applicable limitation(s) specified (or not specified) in such covenant, such time, geographical or other applicable limitation(s) shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenant enforceable.

         10.6 Knowledge. All references to "knowledge" of or "known to" a party shall mean with respect to a Shareholder, the actual knowledge of the individual shareholder, and (ii) with respect to the Company, the actual knowledge of the Company's senior executive officers.

         10.7 Assignment. Except as specifically provided for hereunder, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties;


                                      38.

provided that RTI may assign its rights and obligations to any affiliate, but no such assignment shall relieve RTI of its respective obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         10.8 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement (including, without limitation, Section 1.5 and Section 6.8) were not specifically enforced, and they therefore consent that the rights and obligations of the parties, under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The Shareholders acknowledge that their failure to comply with any of the provisions of Sections 3.2, 3.3 and 6.8 hereof will result in irreparable harm for which there is no adequate remedy at law and that RTI shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to RTI.

         10.9 Fees and Expenses. All costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

         10.11 Certain Obligations. Whenever this Agreement requires the Company to take any action or to refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of the Shareholders to cause the Company to take such action or to refrain from taking such action, as the case may be.





                                      39.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                              RTI INTERNATIONAL METALS, INC.


                              By: /s/ TIMOTHY G. RUPERT
                                  -----------------------------------
                                  Name: Timothy G. Rupert
                                  Title: Executive Vice President


                              NEW CENTURY METALS, INC.


                              By: /s/ RICHARD R. BURKHART
                                  -----------------------------------
                                  Name: Richard R. Burkhart
                                  Title: President

                              /s/ RICHARD R. BURKHART
                              ---------------------------------------
                              RICHARD R. BURKHART


                              /s/ JOSEPH H. RICE
                              ---------------------------------------
                              JOSEPH H. RICE




                                      40.